SYSCOMM INTERNATIONAL CORPORATION
                            (a Delaware corporation)


                              NOTICE OF 2000 ANNUAL
                          MEETING OF STOCKHOLDERS TO BE
                     HELD AT 10:00 A.M. ON JANUARY 27, 2000


To the Stockholders of SYSCOMM INTERNATIONAL CORPORATION:

     NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Meeting") of SYSCOMM INTERNATIONAL CORPORATION (the "Company") will be held on January 27, 2000, at 10:00 A.M. at the offices of the Company, 20 Precision Drive, Shirley, New York 11967 for the following purposes:

         1.       to elect two (2) Class I directors;
         2. to amend the Company's 1998 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 to 1,000,000;
         3. to ratify the appointment of Albrecht, Viggiano, Zureck & Company, P.C. as the Company's independent auditors for the fiscal year ending September 30, 2000; and
         4. to transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     The Board of Directors has fixed December 17, 1999, at the close of business, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, and only holders of record of shares of the Company's Common Stock at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of stockholders entitled to vote at the Meeting shall be available at the offices of the Company during ordinary business hours from December 20, 1999 until the Meeting for examination by any stockholder for any purpose germane to the Meeting. This list will also be available at the Meeting.

     All stockholders are cordially invited to attend the Meeting in person. However, whether or not you expect to be present at the Meeting, you are urged to mark, sign, date and return the enclosed Proxy, which is solicited by the Board of Directors, as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. The shares represented by the Proxy will be voted according to your specified response. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                                          By Order of the Board of Directors



                                          /s/ Thomas F. Belleau, Secretary

Shirley, New York
December 27, 1999

                        SYSCOMM INTERNATIONAL CORPORATION
                               20 Precision Drive
                             Shirley, New York 11967
                         ------------------------------

                                 PROXY STATEMENT
                         ------------------------------

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD AT 10:00 A.M. ON JANUARY 27, 2000

     The enclosed Proxy Statement is solicited by the Board of Directors of SYSCOMM INTERNATIONAL CORPORATION (the "Company") in connection with the 2000 Annual Meeting of Stockholders (the "Meeting") to be held on January 27, 2000, at 10:00 a.m. at the offices of the Company, 20 Precision Drive, Shirley, New York 11967 and at any adjournment thereof. The Board of Directors has set December 17, 1999, at the close of business, as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. As of the record date, the Company had 4,720,894 shares of Common Stock outstanding. A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person.

         The proxy will be voted in accordance with your directions as to:

     (1)  the election of the persons listed herein as directors of the Company;

     (2) the amendment of the Company's 1998 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 to 1,000,000;

     (3) the ratification of the appointment of Albrecht, Viggiano, Zureck & Company, P.C. as the Company's independent auditors for the fiscal year ending September 30, 2000; and

     (4) the transaction of such other business as may properly come before the Meeting and any adjournment or postponement thereof.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's 1999 Annual Report to Stockholders (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

     In voting at the Meeting, each stockholder of record on the Record Date will be entitled to one vote on all matters to come before the Meeting. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum to vote on all matters. The Proxy Statement, the attached Notice of Meeting, the enclosed form of Proxy and the Annual Report are being mailed to stockholders on or about December 27, 1999.

                            1. ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three (3) classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Company's Board of Directors presently consists of seven (7) members with two (2) members in each of Class I and Class III and three (3) members in Class II. Each Class is elected for a term of three years. The term of office of the current Class I, II and III directors is scheduled to expire at the 2000, 2002 and 2001 annual meeting of stockholders, respectively. At each annual meeting, directors are elected to succeed those in the class whose term expires at that annual meeting, such newly elected directors to hold office until the third succeeding annual meeting and the election and qualification of their respective successors.

     Two (2) directors are to be elected as Class I directors by a plurality of the votes cast at the Meeting, each to hold office until the 2003 annual meeting of stockholders and until their respective successors are elected and qualified. Unless otherwise directed, the persons named in the accompanying Proxy have advised management that it is their intention to vote for the election of the Class I directors.

     Each of the nominees for election as a Class I director has advised the Company of his willingness to serve as a director and management believes that each nominee will be able to serve. If any nominee becomes unavailable, proxies may be voted for the election of such person or persons who may be designated by the Board of Directors. The Board of Directors recommends voting FOR the election of John H. Spielberger and Lowell Shulman as Class I directors.

Information Regarding Directors

     The following table sets forth certain information with respect to (i) the nominees for election as Class I directors, including the year in which such nominees' terms would expire, if elected, and (ii) each of the Class II and Class III directors whose terms will continue after the Meeting:

                                                                                                 YEAR TERM EXPIRES,
                                                                                                 IF ELECTED, AND
                NAME                   AGE                          POSITION                     CLASS
                ----                   ---                          --------                     -----
John H. Spielberger*...........        57     Chairman of the Board of Directors, President      2003 Class I
                                              and Chief Executive Officer of SysComm
Lowell Shulman*................        36     Vice President, General Manager - Consulting and   2003 Class I
                                              Director of SysComm
Thomas F. Belleau..............        56     Vice President, Director of SysComm, Chief         2002 Class II
                                              Financial Officer and Secretary of SysComm
John C. Spielberger............        30     Director of SysComm                                2002 Class II
Cornelia Eldridge..............        58     Director of SysComm                                2001 Class III
Lee Adams......................        67     Director of SysComm                                2001 Class III
Lawrence S. Brochin                    50     Director of SysComm                                2002 Class II

------------------------

*    Nominee for Class I Director

     John H. Spielberger is the Chairman of the Board of Directors, President and Chief Executive Officer of SysComm, which he founded in 1986. He is also currently the Chairman of the Board and Chief Executive Officer of InfoTech, which he founded in 1980. From 1968 through 1976, Mr. Spielberger worked for IBM as a sales representative. From 1976 through 1980, Mr. Spielberger was employed as Vice President of The Harvey Group Inc., a company listed on the American Stock Exchange, where he was responsible for all management information systems and communications. In 1980, Mr. Spielberger founded John Spielberger & Associates, Inc., a designer, programmer and installer of computer systems, which later became known as InfoTech. Mr. Spielberger is a trustee of Dowling
College. Mr. Spielberger graduated from Long Island University, C.W. Post Campus, New York in May 1966 with a B.A. in Biology.

     Lowell A. Shulman joined InfoTech in June 1999 and has been a member of SysComm's Board of Directors since November 1999. Mr. Shulman is currently General Manager of InfoTech's Consulting Group. From August 1985 through June 1996, Mr. Shulman held various positions at IBM involving software development, technical sales, and consulting services. From July 1996 through May 1999, Mr. Shulman was employed by The Kernel Group, Inc. as manager of its New York office. Mr. Shulman graduated from the University of Pennsylvania in May 1985 with a B.S.E. in Computer Science.

     Thomas F. Belleau joined SysComm in October 1999 and was elected by the Board of Directors in November 1999 as a Director of the Company. From 1995 to prior to joining SysComm, Mr. Belleau was managing director of T. F. Belleau and Company, a consulting firm in finance and administration to small businesses. Mr. Belleau graduated from the University of Notre Dame in 1965 with a B.A. in Economics, and from the Stern School of Business of New York University in 1973 with an MBA in Corporate Finance. He is also a CPA.

     John C. Spielberger has been a Director of the Company since May 1994. In 1991, he received a B.S. in Marketing from the Wallace School of Management, Boston College. From February 1992 through October 1992, Mr. Spielberger was employed as a marketing support representative for Lexmark International. Mr. Spielberger joined InfoTech in October 1992 and is a sales specialist for the RS/6000. Mr. Spielberger is the son of John H. Spielberger, the Chairman of the Board, President and Chief Executive Officer of SysComm.

     Cornelia Eldridge has been a Director of the Company since July 1997. Since 1981, Ms. Eldridge has been President of Eldridge Associates, Inc., a management consulting firm. Eldridge Associates provides strategic planning and organizational consulting services to senior executive management including Chief Executive Officers. Ms. Eldridge has a B.A. from Ohio Wesleyan University and an M.B.A. from the University of Massachusetts. She serves on the Board of Directors of DE Frey, Inc., a privately held financial services firm. Ms. Eldridge also currently provides consulting services to Commonwealth Associates.

     Lee Adams has been a Director of the Company since July 1997. From 1989 through March 1997, when that company was sold, Mr. Adams was the Chairman and Chief Executive Officer of Target Solutions, Incorporated, a privately held vertical remarketer of IBM's AS/400 line of products. From 1963 to 1989, Mr. Adams held various executive sales and marketing positions at IBM. Mr. Adams received a B.B.A. from Kalamazoo College in June 1963.

     Lawrence S. Brochin has been a Director of the Company since January 1999 and is currently an attorney in private practice, specializing in corporate and commercial law. From April 1987 through December 1993, Mr. Brochin was a partner in the law firm of Blodnick Abramowitz & Blodnick located in Roslyn Heights, New York, where he concentrated in mergers and acquisitions, SEC reporting and general corporate counseling. From May 1980 to February 1986, Mr. Brochin was Corporate Counsel and Assistant Secretary for Vecco Instruments, Inc., a multinational electronics company located in Melville, New York. From September 1973 to May 1980, he was employed as associate attorney with Rosenman & Colin in New York City. Mr. Brochin received a B.A. in Political Science from the State University of New York at Stony Brook in 1970 and a J.D. from the New York University School of Law in 1973. Mr. Brochin is admitted to practice law in New York and Florida.

     The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     The Company's By-Laws provide that the Company shall indemnify each director and such of the Company's officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

     The Company carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

Meetings and Committees of the Board of Directors

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

     The members of the Audit Committee are Cornelia Eldridge, Lawrence S. Brochin and Lee Adams. The Audit Committee held one (1) meeting during the fiscal year ended September 30, 1999. The function of the Audit Committee is to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls.

     The members of the Compensation Committee are Lee Adams, Cornelia Eldridge and Lawrence S. Brochin. The Compensation Committee held one (1) meeting during the fiscal year ended September 30, 1999. The function of the Compensation Committee is to make recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's executives and employees.

     The Board of Directors met on eight (8) occasions and acted one (1) time by unanimous written consent during the fiscal year ended September 30, 1999.

Family Relationships

     John H. Spielberger, the Chairman of the Board of Directors, President and Chief Executive Officer of the Company is the father of John C. Spielberger, a Director of the Company.

Directors' Compensation

     Directors who are employees of the Company receive no compensation, as such, for service as members of the Board. Directors who are not employees of the Company receive options to purchase 10,000 shares of Common Stock for each year served on the Board and reimbursement of expenses incurred in connection with attendance of Board and Committee Meetings.

Executive Compensation

     The following table sets forth the compensation paid or accrued by the Company during each of the three fiscal years ended September 30, 1999 to the Company's Chief Executive Officer and the three most highly paid Executive Officers whose total cash compensation for such periods exceeded $100,000 (the "Named Executives"):

                           SUMMARY COMPENSATION TABLE
                           --------------------------
                               Annual Compensation
                               -------------------

Name and                                                                      Other Annual
Principal Position                     Year       Salary  ($)   Bonus  ($)    Compensation  ($)
------------------                    -------     ------------  ----------    -----------------

John H. Spielberger, Chairman of      1999        $126,000      $  42,219     $ 26,427(1)
the Board of Directors, President     1998        $157,333      $  15,204     $ 71,819(2)
and Chief Executive Officer of        1997        $140,000      $  133,142    $ 27,623(3)
SysComm

Dennis R. Wilson, Vice President,     1999        $117,500      $  15,000          -
Chief Financial Officer, Secretary    1998        $137,667      $     -       $189,280(5)
and Director of SysComm (4)           1997        $120,000      $  15,000     $    -


Thomas J. Baehr, Vice President and   1999        $  90,728     $  42,219     $  1,722(7)
Director of SysComm, President and    1998        $160,000      $  15,204     $182,000(5)
Chief Operating Officer of InfoTech   1997        $150,000      $160,332      $    -
(6)

Norman M. Gaffney, Director of        1999        $136,813           -             -
SysComm, Vice President, Regional     1998        $140,000      $112,225      $182,000(5)
Manager New York Group (8)            1997        $125,000      $169,852      $    -

-------------------------------

     (1) Consists of expenses for a Company car ($719) and life insurance premiums ($25,708).

     (2) Consists of expenses for a Company car ($719); life insurance premiums ($28,300); administration fees on pension plan ($1,050); and ($41,750) represents the difference between the market value and the exercise price of non-qualified stock options on the date of exercise.

     (3) Consists of expenses for a Company car ($719); life insurance premiums ($25,854); and administration fees on pension plan ($1,050).

     (4) Effective September 24, 1999, Mr. Wilson resigned his position as an officer and director of the Company and its subsidiary.

     (5) Represents the difference between the market value and exercise price of non-qualified stock options on the date of exercise.

     (6) Effective May 28, 1999, Mr. Baehr resigned his position as an officer and director of the Company and its subsidiary.

     (7) Consists of expenses for a Company car ($1,218) and life insurance premiums ($504).

     (8) Effective May 25, 1999, Mr. Gaffney resigned his position as an officer and director of the Company.

Stock Options

     There were no stock options granted to the Named Executives during the Company's fiscal year ended September 30, 1999.

Aggregated Option Exercises in Last Fiscal Year and Year-End Values

     The following table sets forth information concerning the exercise of stock options by the Named Executives during the Company's fiscal year ended September 30, 1999, the number of options owned by the Named Executives and the value of any in-the-money unexercised stock options as of September 30, 1999.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values
                        ---------------------------------

                                                                                                          Value of
                                                                                Number of                Unexercised
                                                                               Unexercised              In-the-Money
                                                                                 Options                 Options at
                                                                         at Fiscal Year End (#)      Fiscal Year End ($)
                                  Shares Acquired    Value Realized           Exercisable/              Exercisable/
        Name                     (on Exercise (#))          $                 Unexercisable           Unexercisable (1)
        ----                      ----------------   --------------           -------------           -----------------


John H. Spielberger                  3,000                 0                   1500/1500                  -0-/-0-

Dennis R. Wilson (2)                   0                   0                       0                      -0-/-0-

Thomas J. Baehr (3)                    0                   0                       0                      -0-/-0-

Norman M. Gaffney (4)                  0                   0                       0                      -0-/-0-

John C. Spielberger                  2,000                 0                   1000/1000                  -0-/-0-

-------------------

     (1) Represents the closing price of the Company's Common Stock listed on the NASDAQ National Market on September 30, 1999 ($1.31) minus the respective exercise prices.

     (2) Effective September 24, 1999, Mr. Wilson resigned his position as an officer and director of the Company and its subsidiary.

     (3) Effective May 28, 1999, Mr. Baehr resigned his position as an officer and director of the Company and its subsidiary.

     (4) Effective May 25, 1999, Mr. Gaffney resigned his position as an officer and director of the Company.

Stock Option Plans

         1988 Stock Option Plan.

     On July 29, 1988, the stockholders approved a stock option plan (the "1988 Plan"). In connection with the 1988 Plan, 1,000,000 shares of Common Stock are reserved for issuance pursuant to options that were granted under the plan through May 5, 1998, the 1988 Plan's expiration date.

     The purpose of the 1988 Plan is to encourage stock ownership by employees of the Company, its divisions and subsidiary corporations and to give them a greater personal interest in the success of the Company. The 1988 Plan is administered by the Compensation Committee. The Compensation Committee consists of at least three members of the Board of Directors. The Compensation Committee was granted the authority in its discretion, subject to and not inconsistent with the express provisions of the 1988 Plan, to administer the 1988 Plan and to exercise all the powers and authorities either specifically granted to it under the 1988 Plan or necessary or advisable in the administration of the 1988 Plan, including, without limitation, the authority to grant Options; to determine which Options granted constitute incentive stock options ("ISO") and which Options constitute Non-Qualified Stock Options; to determine which Options (if any) shall be accompanied by rights or limited rights; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to who, and the time or times at which, Options shall be granted; to determine the number of shares to be covered by each Option; to interpret the 1988 Plan; to prescribe, amend and rescind rules and regulations relating to the 1988 Plan; and to make all other determinations deemed necessary or advisable for the administration of the 1988 Plan. The Compensation Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Compensation Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Compensation Committee or such person may have under the 1988 Plan.

     Options granted under the 1988 Plan could not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs were granted to any employee and which were exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any related corporation) could not exceed $100,000. Options granted under the 1988 Stock Option Plan will expire not more than ten (10) years from the date of grant (five (5) years in the case of ISOs granted to persons holding 10% or more of the voting stock of the Company). Options granted under the 1988 Stock Option Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

     As of September 30, 1999, 36,000 options had been granted and remain outstanding at exercise prices ranging from $5.5625 to $6.11875 per share. To date, none of those options has been exercised. The options vest over a three
(3) or four (4) year period, depending on the particular grant, following the date of the grant. Currently, only options to purchase 18,000 shares of Common Stock are exercisable.

1998 Stock Option Plan

     On February 24, 1998, the stockholders approved a stock option plan (the "1998 Plan") as a successor to the expiring 1988 Plan. As of September 30, 1999, 267,000 options were granted under the 1998 Plan. Under their terms, all such options were immediately exercisable. The 1998 Plan currently has 500,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) ISOs or (ii) non-qualified stock options. ISOs may be granted under the 1998 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company.

     The purpose of the 1998 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and give them a greater personal interest in the success of the Company. The 1998 Plan is administered by the Compensation Committee. The Committee, within the limitations of the 1998 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on the shares subject to options. Options granted under the 1998 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of the grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person and exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The 1998 Plan will terminate in February, 2008; however, options granted under the 1998 Plan will expire not more than ten (10) years from the date of grant. Options granted under the 1998 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

1999 Employee Stock Purchase Plan

Summary of the Plan

     On January 28, 1999, the stockholders approved the Company's 1999 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan has 200,000 shares of Common Stock reserved for issuance upon purchase by the Company's employees. The Purchase Plan provides eligible employees of the Company and its designated subsidiaries with an opportunity to acquire an interest in the future of the Company.

     The purpose of the Purchase Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions, and give them a greater personal interest in the success of the Company. The Purchase Plan is administered by the Board of Directors of the Company, which, within the limitations set forth in the Purchase Plan, determines the persons who may purchase shares of Common Stock, the number of shares to be sold, the time, manner and form of payment, and whether restrictions are to be imposed on the shares subject to purchase. The Purchase Plan provides eligible employees an opportunity to purchase shares of Common Stock through payroll deductions during two offering periods: October 1 through March 31 and April 1 through September 30. At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each pay day during the offering period in an amount not exceeding ten (10%) percent of the compensation he receives each pay day during the offering period. All payroll deductions made for participants in the Purchase Plan are credited to the employee's account under the Purchase Plan and are withheld in whole percentages only. A participant may discontinue his participation in the Purchase Plan under certain circumstances, or may increase or decrease the rate of his payroll deductions during the offering period. The purchase price per share is an amount equal to eighty-five (85%) percent of the fair market value of a share of Common Stock on the first or last day of the offering period, whichever is lower. The aggregate number of shares purchased by an employee may not exceed a number of shares determined by dividing Twelve Thousand Five Hundred ($12,500) Dollars by the fair market value of a share of the Company's Common Stock on the first day of the offering period. The Purchase Plan expires by its terms on December 17, 2008.

Stock Performance Graph

     The following graph compares the percentage change in the cumulative total stockholder return for the period beginning on June 17, 1997 and ending on September 30, 1999, based upon the market price of the Company's Common Stock, the NASDAQ Stock Market Index for U.S. companies and a group consisting of the Company's peer corporations on a line-of-business basis. The corporations making up the peer group are AlphaNet Solutions, Inc., En Pointe Technologies, Inc., Manchester Equipment Co., Inc., Micros to Mainframes, Inc. and Pomeroy Computer Resources, Inc. The graph assumes (i) the reinvestment of dividends, if any, and
(ii) the investment of $100 on June 17, 1997 (the date the Company's Common Stock commenced trading) in the Company's Common Stock, the NASDAQ Stock Market Index and the Peer Group Index.

(STOCK PERFORMANCE GRAPH INSERTED HERE)

401(k) Plan

     On January 1, 1994, the Company adopted a 401(k) savings plan for the benefit of all eligible employees. All employees as of the effective date of the 401(k) plan became eligible to participate. An employee who became employed after January 1, 1994 would become a participant after the completion of six (6) months of service and attainment of twenty (20) years of age. Under the 401(k) plan, participants may elect to contribute from their compensation any amount up to the maximum deferral allowed by the Internal Revenue Code. Company contributions are discretionary and the Company may make optional contributions for any plan year at its discretion. During the fiscal years ended September 30, 1999, 1998 and 1997, the Company recorded 401(k) costs totaling $21,411, $19,945, and $42,986, respectively. During the fiscal year ended September 30, 1999, the Company recorded 401(k) contributions in the amount of $550 in each of the accounts of John H. Spielberger, Thomas J. Baehr, Dennis R. Wilson and Norman M. Gaffney.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Prior to the Company's initial public offering in June 1997, the Company did not have a Compensation Committee of its Board of Directors. In June 1997, the Company formed a Compensation Committee. Prior to the formation of the Compensation Committee, decisions regarding compensation were made by John H. Spielberger, the Company's Chairman, President and Chief Executive Officer, including entering into a two (2) year employment agreement between himself and the Company, which agreement became effective June 17, 1997 and expired by its terms on September 30, 1999. No new employment agreements have been entered into between the Company and any executive officer. During the Company's fiscal years ended September 30, 1998 and 1999, the Compensation Committee made all decisions concerning compensation of executive officers.

Board Compensation Committee Report

     The Compensation Committee of the Board of Directors (the "Committee") is composed of three (3) independent outside directors of the Company.

     The Committee focuses on compensating Company executives on a competitive basis with other comparably sized and managed companies, in a manner consistent and supportive of overall Company objectives, and through a compensation plan which balances the long-term and short-term strategic initiatives of the Company. The Committee intends that the Company's executive compensation program will:

     (1)  reward   executives  for  strategic   management  and  enhancement  of
          stockholder value;

     (2)  reflect each executive's success at resolving key operational issues;

     (3)  facilitate both the short-term and long-term planning process; and

     (4) attract and retain key executives believed to be critical to the long-term success of the Company.

     The Company's compensation program for executive officers generally consists of a fixed base salary, performance-related annual bonus awards and long-term incentive compensation in the form of stock options. In addition, Company executives are able to participate in various benefit plans generally available to other full-time employees of the Company.

     In reviewing the Company and executives' performance over the past fiscal year, the Committee took into consideration, among other things, the following performance factors in making its compensation recommendations: revenues, net income and cash flow.

Base Salary

     Base salary for the Company's executives is intended to provide competitive remuneration for services provided to the Company over a one (1) year period. Base salaries are set at levels designed to attract and retain the most appropriately qualified individuals for each of the key management level positions within the Company.

Short-Term Incentives

     Short-term incentives are paid primarily to recognize specific operating performance achieved within the last fiscal year. Since such incentive payments are related to a specific year's performance, the Committee understands and accepts that such payments may vary considerably from one year to the next. The Company's bonus program ties executive compensation directly back to the annual performance of both the individual executive and the Company overall. Through this program, in the fiscal year ended September 30, 1999, the actual bonus payment paid to any of the Named Executives was derived from specific measures of Company and individual performance. The actual annual bonus awards paid to Named Executives were based on the terms established in their employment agreements.

Long-Term Incentives

     In light of the Company's performance during the past fiscal year, the Company declined to award the Named Executives any stock option grants, deciding that such grants would be contrary to the Company's commitment to enhance stockholder value.

Chief Executive Officer

     Through September 30, 1999, Mr. John H. Spielberger, Chief Executive Officer, was compensated under a previously disclosed employment agreement between himself and the Company, which agreement expired by its terms at the close of fiscal 1999. This contract established the minimum levels of compensation which were to be paid to Mr. Spielberger by the Company.

     Effective September 1, 1998, Mr. Spielberger reduced his base salary by twenty (20%) percent from the prior year's level. In addition to his base salary, Mr. Spielberger was eligible to participate in the short-term and long-term incentive programs outlined above for the other Named Executives. During the fiscal year ended September 30, 1999, the amount of Mr. Spielberger's short-term incentive bonus was calculated based on the terms established in the employment agreement. Based on this formula, Mr. Spielberger received a bonus payment of $42,219 for the fiscal year ended September 30, 1999.

                             COMPENSATION COMMITTEE:

                                    Lee Adams
                                Cornelia Eldridge
                               Lawrence S. Brochin

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the beneficial ownership of shares of the Common Stock as of the date hereof, by (i) each person who owns beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer and director of the Company; and (iii) all officers and directors of the Company as a group:

           Name and Address of                 Amount and Nature of                    Percent
             Beneficial Owner                Beneficial Ownership (2)                 of Class
             ----------------                ------------------------                 --------

John H. Spielberger (1) (3)........                 2,528,500                           53.5%

John C. Spielberger  (1) (4).......                   15,618                              *

Cornelia Eldridge (5)..............                   22,500                              *

Lee Adams (6)......................                   88,600                            1.9%

Lawrence S. Brochin (7)............                   15,000                              *

Lowell A. Schulman (8).............                     0                                 *

Thomas F. Belleau (9)..............                     0                                 *

All Officers and Directors as a group               2,670,218                           55.6%
  (seven  persons) (10)............

----------

*  less than one (1%) percent

     (1) The addresses of John H. Spielberger and John C. Spielberger are c/o SysComm International Corporation, 20 Precision Drive, Shirley, New York 11967.

     (2) Beneficial ownership is determined in accordance with the Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

     (3) Includes 600,000 shares owned by Bearpen Limited Partnership, a partnership of which John H. Spielberger and his wife, Catherine, are the general partners. Excludes 50,000 shares owned by Mr. Spielberger's wife, Catherine, of which John H. Spielberger disclaims beneficial ownership. Includes options to purchase 1,500 shares of Common Stock at an exercise price of $6.11875 per share, exercisable as of July 22, 1999. Does not include options to purchase 1,500 shares of Common Stock at an exercise price of $6.11875 per share.

     (4) Excludes 20,000 shares owned by Teresa Murphy, John C. Spielberger's wife. Includes options to purchase 1,000 shares of Common Stock at an exercise price of $5.5625 per share, exercisable as of July 22, 1998. Does not include options not currently exercisable to purchase 1,000 shares of Common Stock at an exercise price of $5.5625 per share.

     (5) The address of Cornelia Eldridge is 4514 Elkhorn Road, P.O. Box 6243, Sun Valley, Idaho 83354. Includes options to purchase, (i) 2,500 shares of Common Stock at an exercise price of $5.5625, exercisable as of July 22, 1999, (ii) 5,000 shares of Common Stock at an exercise price of $1.875 per share, exercisable as of September 1, 1998, and
          (iii) 10,000 shares of Common Stock at an exercise price of $.969, exercisable as of November 18, 1999. Does not include options to purchase 2,500 shares of Common Stock at an exercise price of $5.5625 per share.

     (6) The address of Lee Adams is P.O. Box 2404, Lake Arrowhead, California 92352. Includes options to purchase (i) 2,500 shares of Common Stock at an exercise price of $5.5625, exercisable as of July 22, 1999, (ii) options to purchase 35,000 shares of Common Stock at an exercise price of $1.875 per share, exercisable as of September 1, 1998, and (iii) 10,000 shares of Common Stock at an exercise price of $.969, exercisable as of November 18, 1999. Does not include options to purchase 2,500 shares of Common Stock at an exercise price of $5.5625 per share.

     (7) The address of Lawrence S. Brochin is 445 Northern Boulevard, Great Neck, New York 11021. Includes options to purchase 5,000 shares at an exercise price of $2.6875, exercisable as of January 28, 1999, and options to purchase 10,000 shares at an exercise price of $.969, exercisable as of November 18, 1999.

     (8) The address of Lowell A. Schulman is c/o SysComm International Corporation, 20 Precision Drive, Shirley, New York 11967. Excludes options to purchase 60,000 shares at an exercise price of $1.5625 per share.

     (9) The address of Thomas F. Belleau is c/o SysComm International Corporation, 20 Precision Drive, Shirley, New York 11967. Excludes options to purchase 20,000 shares at an exercise price of $.969 per share.

     (10) Percentages may not add up exactly due to rounding.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during its fiscal year ended September 30, 1999, the Company believes that all reports required to be filed by such persons with respect to the Company's fiscal year ended September 30, 1999 were filed.

                     2. AMENDMENT OF 1998 STOCK OPTION PLAN

     At the meeting, the Company's stockholders will be asked to approve an amendment to the 1998 Stock Option Plan (the "1998 Plan") to increase the number of shares of Common Stock for issuance thereunder from 500,000 to 1,000,000. The 1998 Plan was adopted by the Board of Directors of the Company in November 1998 and approved by the stockholders in February of 1999.

     As of September 30, 1999, options have been granted under the 1998 Plan to purchase 267,000 shares, with 55,000 of those shares exercisable as of such date.

     The Board believes that in order to enable the Company to continue to attract and retain personnel of the highest caliber, provide incentives for certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and to continue to promote the well-being of the Company, it is in the best interest of the Company and its stockholders to provide to such persons, through the granting of stock options, the opportunity to participate in the value and/or appreciation in value of the Company's Common Stock. The Board has found that the grant of options has proven to be a valuable tool in attracting and retaining key employees. The Board believes that the 1998 Plan (i) will provide the Company with significant means to attract and retain talented personnel; (ii) will result in saving cash, which otherwise would be required to maintain current key employees and adequately attract and reward key personnel; and (iii) consequently will prove beneficial to the Company's ability to be competitive.

     If the above-described amendment to the 1998 Plan is approved by the stockholders, additional options may be granted under the 1998 Plan, the timing, amounts and specific terms of which cannot be determined at this time.

     The following summary of the 1998 Plan does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the 1998 Plan, as proposed to be amended, set forth as Exhibit "A" to this Proxy Statement.

Summary of the Plan

     The 1998 Plan, as amended, would have 1,000,000 shares of Common Stock reserved for issuance upon the exercise of options designated as either (i) incentive stock options ("ISOs") under the Code or (ii) non-qualified stock options. ISOs may be granted under the 1998 Plan to employees and officers of the Company. Non-qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of the Company. In certain circumstances, the exercise of stock options may have an adverse effect on the market price of the Common Stock.

     The purpose of the 1998 Plan is to encourage stock ownership by certain directors, officers and employees of the Company and certain other persons instrumental to the success of the Company and give them a greater personal interest in the success of the Company. The 1998 Plan is administered by the Compensation Committee. The Committee, within the limitations of the 1998 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in the Company are to be imposed on the shares subject to options. Options granted under the 1998 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of the grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). The aggregate fair market value of shares for which ISOs granted to any person are exercisable for the first time by such person during any calendar year (under all stock option plans of the Company and any related corporation) may not exceed $100,000. The 1998 Plan will terminate in February, 2010; however, options granted under the 1998 Plan will expire not more than ten years from the date of grant. Options granted under the 1998 Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution.

Certain Federal Income Tax Consequences of the Plan

     The following is a brief summary of the Federal income tax aspects of stock options to be granted under the Plan based upon statutes, regulations and interpretations in effect on the date hereof. This summary is not intended to be exhaustive, and does not describe state or local tax consequences.

     Incentive Stock Options. A participant will recognize no taxable income upon the grant or exercise of an ISO. Upon a disposition of the shares after the later of two (2) years from the date of grant and one (1) year after the transfer of the shares to the participant (i) the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss (as the case may be) if the shares are capital assets; and (ii) the Company will not qualify for any deduction in connection with the grant or exercise of the options. The excess, if any, of the fair market value of the shares on the date of exercise of an ISO over the exercise price will be treated as an item of adjustment for a participant's taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. In the case of the disposition of shares in the same taxable year as the exercise, where the amount realized on the disposition is less than the fair market value of the shares on the date of exercise, there will be no adjustment since the amount treated as an item of adjustment, for alternative minimum tax purposes, is limited to the excess of the amount realized on such disposition over the exercise price which is the same amount included in the regular taxable income.

     If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above, (i) the participant will recognize ordinary compensation income in the taxable year of disposition on an amount equal to the excess , if any, of the lesser of the fair market value of the shares on the date of exercise or the amount realized on the disposition of shares, over the exercise price paid for such shares; and (ii) the Company will qualify for a deduction equal to any such amount recognized, subject to the limitation that the compensation be reasonable. The participant will recognize the excess, if any, of the amount realized over the fair market value of the shares on the date of exercise, if the shares are capital assets, as short-term or long-term capital gain, depending on the length of time that the participant held the shares, and the Company will not qualify for a deduction with respect to such excess.

     Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant's employment, the option will generally be taxed as a non-qualified stock option. See "Non-Qualified Stock Options".

     Non-Qualified Stock Option. Except as noted below, with respect to non-qualified stock options (i) upon grant of the option, the participant will recognize non income; (ii) upon exercise of the option (if the shares of Common Stock are not subject to a substantial risk of forfeiture), the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and the Company will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; (iii) the Company will be required to comply with applicable Federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant; and (iv) on a sale of the shares, the participant will recognize gain or loss equal to the difference, if any, between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. Such gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

Recommendation and Vote Required

     The vote of the holders of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Meeting is required to adopt the foregoing proposal to amend the Plan.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                           THE ADOPTION OF PROPOSAL 2.


                            3. SELECTION OF AUDITORS

     The firm of Albrecht, Viggiano, Zureck & Company, P.C. has audited the financial statements of the Company for the past six (6) years and the Board of Directors has, subject to ratification by stockholders, appointed that firm to act as its independent public accountants for the Company's fiscal year ending September 30, 2000. Accordingly, management will present to the Meeting a resolution proposing the ratification of the appointment of Albrecht, Viggiano, Zureck & Company, P.C. as the Company's independent public accountants for the fiscal year ending September 30, 2000.

     A representative of Albrecht, Viggiano, Zureck & Company, P.C. is expected to be present at the Meeting and will be given the opportunity to make a statement and to respond to appropriate questions addressed by stockholders.

                 THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
                           THE ADOPTION OF PROPOSAL 3.

                                4. OTHER BUSINESS

     The Board of Directors has no knowledge of any other business which may come before the Meeting and does not intend to present any other business. However, if any other business shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.

Stockholder's Proposals

     Any stockholder of the Company who wishes to present a proposal to be considered at the next annual meeting of stockholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 20 Precision Drive, Shirley, New York 11967, on or before August 22, 2000. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.

                                    By Order of the Board of Directors

                                    /s/ Thomas F. Belleau, Secretary

     The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company's Annual Report on Form 10-K, for its fiscal year ended September 30, 1999. Such request should be addressed to Stockholder Relations, SysComm International Corporation, 20 Precision Drive, Shirley, New York 11967.


     Dated:  December 27, 1999